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                                                                                                       EXHIBIT 12

                                Computation of Ratio of Earnings to Fixed Charges
                 And The Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

                                                   Exhibit 12


                                                                                                   Six Months
                                                        Year Ended October 31,                   Ended April 30,
                                        ---------------------------------------------------    ------------------
Statement of operations data:             1997       1998       1999       2000       2001       2001       2002
-----------------------------             ----       ----       ----       ----       ----       ----       ----
                                                           (in thousands)                          (unaudited)
Net income (loss) ...................   $  (878)   $  (463)   $(1,289)   $(2,430)   $(2,298)   $(1,415)   $(1,955)
Interest expense ....................         9          9         33          5         15          0          0
Net income (loss) ...................   $  (868)   $  (454)   $(1,256)   $(2,425)   $(2,283)   $(1,415)   $(1,955)
                                        =======    =======    =======    =======    =======    =======    =======


Fixed Charges & Preferred Dividends

Interest expense ....................         9          9         33          5         15          0          0

Total Fixed Charges .................         9          9         33          5         15          0          0

Preferred Dividends .................         0          0         16        509        224        151         15
Preferred Accretion .................         0          0          0      1,742          0          0          0

Combined  Fixed Charges and preferred
    Stock dividends .................         9          9         49      2,256        239        151         15
                                        =======    =======    =======    =======    =======    =======    =======


Total Fixed Charges (deficiency) ....      (878)      (463)    (1,305)    (4,681)    (2,522)    (1,566)    (1,970)

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